Exhibit 99.1

Pzena Investment Management, Inc. Announces September 30, 2008 Assets Under Management

NEW YORK--(BUSINESS WIRE)--Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of September 30, 2008.

AUM for month-end September 2008, month-end August 2008, and month-end September 2007 are listed below:

Pzena Investment Management, Inc. Assets Under Management ($ billions)

	As of	As of	As of
	September 30, 2008	August 31, 2008	September 30, 2007
Large Cap Value	$8.1	$9.5	$17.3
Value Service	3.0	3.8	5.8
Other Domestic	1.5	1.7	2.3
Global Value/
International Value	2.9	3.1	3.5
Total	$15.5	$18.1	$28.9

Separately-Managed Accounts	$9.4	$11.1	$16.0
Sub-Advised Accounts	6.1	7.0	12.9
Total	$15.5	$18.1	$28.9

Note: Numbers may be subject to rounding.

About Pzena

Pzena Investment Management, LLC, the firm’s operating company, is a premier value-oriented investment management firm with a long-term record of investment excellence and exceptional client service. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2008 and Quarterly Report on Form 10-Q, as filed with the SEC on August 13, 2008. Other unknown or unpredictable factors also could have material adverse effects on the company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT:
Pzena Investment Management, Inc.
Wayne Palladino, 212-355-1600
palladino@pzena.com